Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Phil Nichols

Treasurer

(866) 814-6512

Massey Energy to Appeal Verdict in Wheeling-Pitt Dispute

Richmond, Virginia, July 3, 2007 – Massey Energy Company (NYSE: MEE) today announced that it will appeal the jury verdict of a lawsuit arising from a contract dispute between a Massey subsidiary, Central West Virginia Energy Company (“CWVE”), and Wheeling-Pittsburgh Steel Corporation (“WPS”). On July 2, 2007 a jury in the Circuit Court of Brooke County, West Virginia returned a verdict awarding damages to WPS of $220 million, consisting of $120 million in compensatory and $100 million in punitive damages. Massey will file an appeal to the Supreme Court of Appeals of West Virginia, which the Company believes may result in a significant reduction in damages.

The contract dispute originated in 2004, when CWVE declared force majeure on portions of its coal shipment obligations due to conditions beyond its control. WPS sued CWVE and Massey seeking damages related to its cost of replacement coal and coke and repairs to its coke ovens.

“We firmly believe we operated within the terms of our coal supply contract,” said Don Blankenship, Massey’s Chairman and CEO. “We recognized that a trial in Wheeling Pitt’s backyard would be challenging, but we were still surprised at the outcome. As one of the largest providers of coal to the U.S. steel industry, the production and transportation challenges that faced the Central Appalachian coal industry in 2004 and 2005 were magnified here at Massey. Despite the challenges, we went to great lengths to fulfill our commitments and deliver coal to our customers. We believe we can win a more appropriate and favorable decision on appeal in the higher court.”

Massey will review the verdict, evaluate the likelihood of a successful appeal and reassess its accrued liability for the lawsuit. As of March 31, 2007, Massey had recognized a liability of $16 million associated with the lawsuit. An increase in this liability will impact the Company’s earnings for the second quarter of 2007.

Under a recently enacted section of the Code of West Virginia, the maximum security that can be required during an appeal is $50 million. With over $400 million of available liquidity as of June 30, 2007, the Company has the financial capacity to absorb any damages awarded in the lawsuit without impacting its normal operating activities.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal producer by revenue in the United States.

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FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s production capabilities; the Company’s plan and objectives for future operations and expansion or consolidation; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to attract, train and retain a skilled workforce; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006, which was filed on March 1, 2007. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact the Company via its website at www.masseyenergyco.com, Investor Relations.